Exhibit 99.1

FXCM Reports Monthly Metrics

Updates Progress on Non-Core Asset Sales

NEW YORK, January 12, 2016 -- FXCM Inc. (NYSE:FXCM) today announced certain key customer trading metrics for December 2015 for its retail and institutional foreign exchange business.

December 2015 Customer Trading Metrics from Continuing Operations (1)

Retail Customer Trading Metrics

•	Retail customer trading volume(2) of $323 billion in December 2015, 8% higher than November 2015 and 9% lower than December 2014.
•	Retail customer trading volume(2) for the fourth quarter 2015 was $956 billion, 2% lower than the third quarter 2015, and 16% lower than the fourth quarter 2014.
•	Retail customer trading volume(2) for the full year 2015 was $3.9 trillion, 10% higher than full year 2014.
•	Volume from indirect sources was 37% of total retail volume(2) in the fourth quarter 2015.
•	Average retail customer trading volume(2) per day of $14.7 billion in December 2015, 4% higher than November 2015 and 14% lower than December 2014.
•	An average of 501,108 retail client trades per day in December 2015, 3% higher than November 2015 and 5% lower than December 2014.
•	Active accounts(3) of 177,847 as of December 31, 2015, a decrease of 2,058, or 1%, from November 2015, and an increase of 12,562, or 8%, from December 2014.
•	Tradable accounts(4) of 161,632 as of December 31, 2015, an increase of 123, or 0.1% from November 30, 2015, and a decrease of 27,528, or 15%, from December 31, 2014.

Institutional Customer Trading Metrics

•	Institutional customer trading volume(2) of $36 billion in December 2015, 12% lower than November 2015 and 51% lower than December 2014.

•	Institutional customer trading volume(2) for the fourth quarter 2015 was $111 billion, 15% lower than the third quarter 2015, and 55% lower than the fourth quarter 2014.

•	Institutional customer trading volume(2) for full year 2015 was $534 billion, 48% lower than full year 2014.

•	Average institutional trading volume(2) per day of $1.6 billion in December 2015, 20% lower than November 2015 and 54% lower than December 2014.

•	An average of 29,469 institutional client trades per day in December 2015, 7% lower than November 2015 and 56% higher than December 2014.

In addition, FXCM has updated its expectation regarding the sale of non-core assets and the repayment of its loan with Leucadia National Corporation. While the Company remains positive about the ongoing sale processes, they may not be completed within the first quarter of 2016 as previously indicated. FXCM is now targeting the repayment of its debt to Leucadia by the second quarter of 2016.

More information, including historical results for each of the above metrics, can be found on the investor relations page of FXCM's corporate website www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate website www.fxcm.com.

(1) Customer Trading Metrics from Continuing Operations excludes discontinued operations of FXCM Japan and FXCM Hong Kong.

(2) Volume that FXCM customers traded in period is translated into US dollars.

(3) An Active Account represents an account that has traded at least once in the previous twelve months.

(4) A Tradeable Account is an account with sufficient funds to place a trade in accordance with FXCM trading policies.

Disclosure Regarding Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future, and the potential impact to FXCM of the cybersecurity incident described in a press release distributed on October 1, 2015. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and their impact on FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia, risks related to FXCM's dependence on FX market makers, market conditions, risks associated with the outcome of any potential litigation or regulatory inquiries to which FXCM may become subject as a result of this cybersecurity incident, risks associated with potential reputational damage to FXCM resulting from this cybersecurity incident, the outcome of FXCM's ongoing investigation (including FXCM's potential discovery of additional information relating to this cybersecurity incident) and the extent of remediation costs and other additional expenses that may be incurred by FXCM as a result of this security incident, and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with FXCM's Consolidated Financial Statements and the Notes thereto contained in FXCM's Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com